Exhibit 23
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                        Independent Accountants' Consent
                        --------------------------------


The Board of Directors
CCF Holding Company

We consent to incorporation by reference in the registration statement (No. 333-4194) on Form S-8 of CCF Holding Company of our report dated February 6, 1998, relating to the consolidated balance sheets of CCF Holding Company and subsidiary as of December 31, 1997 and September 30, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 1997, the three-month period ended December 31, 1996, and for each of the years in the two-year period ended September 30, 1996, which report appears in the December 31, 1997 annual report on Form 10-K of CCF Holding Company.



                                        /s/ KPMG Peat Marwick LLP



Atlanta, Georgia
March 30, 1998